                                                                       EXHIBIT 2



                                PROVIDENT BANK
                            PLAN OF REORGANIZATION
                           FROM MUTUAL SAVINGS BANK
                           TO MUTUAL HOLDING COMPANY
                            AND STOCK ISSUANCE PLAN
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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
1.   Introduction.........................................................    1
2.   Definitions..........................................................    1
3.   The Reorganization...................................................    6
4.   Conditions to Implementation of the Reorganization...................    8
5.   Special Meeting of Members...........................................    9
6.   Rights of Members of the MHC.........................................    9
7.   Conversion of MHC to Stock Form......................................    9
8.   Timing of the Reorganization and Sale of Capital Stock...............   10
9.   Number of Shares to be Offered.......................................   11
10.  Independent Valuation and Purchase Price of Shares...................   11
11.  Method of Offering Shares and Rights to Purchase Stock...............   12
12.  Additional Limitations on Purchases of Common Stock..................   15
13.  Payment for Stock....................................................   17
14.  Manner of Exercising Subscription Rights Through Order Forms.........   18
15.  Undelivered, Defective or Late Order Form; Insufficient Payment......   19
16.  Completion of the Stock Offering.....................................   19
17.  Market for Common Stock..............................................   19
18.  Stock Purchases by Management Persons After the Offering.............   19
19.  Resales of Stock by Management Persons...............................   20
20.  Stock Certificates...................................................   20
21.  Restriction on Financing Stock Purchases.............................   20
22.  Stock Benefit Plans..................................................   20
23.  Post-Reorganization Filing and Market Making.........................   21
24.  Payment of Dividends and Repurchase of Stock.........................   21
25.  Reorganization and Stock Offering Expenses...........................   21
26.  Employment and Other Severance Agreements............................   21
27.  Interpretation.......................................................   22
28.  Amendment or Termination of the Plan.................................   22

Exhibits
--------

Exhibit A Charter and Bylaws of the Bank
Exhibit B Charter and Bylaws of the Holding Company
Exhibit C Charter and Bylaws of the Mutual Holding Company

1.        INTRODUCTION

          The Board of Directors of Provident Bank (the "Bank") has adopted this Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which the Bank proposes to reorganize from a federally-chartered mutual savings association into the mutual holding company structure (the "Reorganization") under the laws of the United States of America and the regulations of the Office of Thrift Supervision ("OTS"). The mutual holding company (the "MHC") will be a mutually-owned federal corporation, and all of the current ownership and voting rights of the Members of the Bank will be transferred to the MHC. As part of the Reorganization and the Plan, the Bank will convert to a federal stock savings bank (the "Stock Bank") and will establish a stock holding company (the "Holding Company") which will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. The Common Stock will be offered on a priority basis to depositors and certain borrower members and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering.

          The primary purpose of the Reorganization is to establish a holding company and to convert the Bank to the stock form of ownership, which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings associations. Since the Holding Company will not be offering all of its Common Stock for sale to depositors and certain borrower members and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since a majority of the Holding Company's Common Stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by (i) providing broader acquisition and investment opportunities through the holding company structure, and (ii) enabling the Bank to distribute capital to stockholders of the Holding Company in the form of dividends and (iii) by enabling the Holding Company to repurchase its common stock as market conditions warrant. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure. The Reorganization is subject to the approval of the OTS, and must be adopted by the affirmative vote of a majority of the total votes eligible to be cast by Voting Members.

2.        DEFINITIONS

          As used in this Plan, the terms set forth below have the following meanings:

          ACTING IN CONCERT: The term "acting in concert" shall have the definition given in 12 C.F.R. (S)574.2(c). The determination of whether a group is acting in concert shall be made by the Board of Directors of the Bank or officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely.

          AFFILIATE: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

          ASSOCIATE: The term "Associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank, the MHC, the Holding Company or any subsidiary of the MHC or the Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director or officer of the MHC, the Holding Company or the Bank, to the extent provided in Sections 11-13 hereof. When used to refer to a Person other than an officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

          BANK: Provident Bank in its pre-Reorganization mutual form or post-Reorganization stock form as indicated by the context.

               CAPITAL STOCK: Any and all authorized stock of the Bank or the Holding Company.

          COMMON STOCK: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its stock charter.

          COMMUNITY:  Rockland County.

          COMMUNITY OFFERING: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to Section 11 of this Plan. The Community Offering may include a Syndicated Community Offering or public offering.

          DEPOSIT ACCOUNT(S): Any withdrawable deposit(s) offered by the Bank, including NOW account deposits, certificates of deposit, savings accounts, demand deposits and IRA accounts and Keogh plans for which the Bank acts as custodian or trustee.

          EFFECTIVE DATE: The date upon which all necessary approvals have been obtained to complete the Reorganization, and the Reorganization and Stock Offering have been completed.

          ELIGIBLE ACCOUNT HOLDER: Any person holding a Qualifying Deposit on the Eligibility Record Date.

          ELIGIBILITY RECORD DATE: December 31, 1996, the date for determining who qualifies as an Eligible Account Holder.

          EMPLOYEE PLANS: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank.

          ESOP:  The Bank's employee stock ownership plan.

          EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

          FDIC:  The Federal Deposit Insurance Corporation.

          HOLA:  The Home Owners' Loan Act, as amended.

          HOLDING COMPANY: Provident Bancorp, Inc. the federal corporation which will be majority-owned by the MHC and which will own 100% of the common stock of the Bank.

          HOLDING COMPANY APPLICATION: The Holding Company Application on Form H(e)-1 to be submitted by the Bank to the OTS to have the Holding Company acquire the common stock of the Bank.

          INDEPENDENT APPRAISER: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

          MANAGEMENT PERSON: Any Officer or director of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or director.

          MARKET MAKER: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

          MEMBERS: Any person or entity who qualifies as a member of the Bank pursuant to its charter and bylaws.

          MHC: Provident Bancorp, MHC, the mutual holding company resulting from the Reorganization.

          MINORITY OWNERSHIP INTEREST: The shares of the Holding Company's Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock issued and outstanding.

          MINORITY STOCK OFFERING: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

          MINORITY STOCKHOLDER: Any owner of the Holding Company's Common Stock, other than the MHC.

          NON-VOTING STOCK: Any Capital Stock other than Voting Stock.

          NOTICE: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

          OFFICER: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

          OTHER MEMBER: Any person who is a Member of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or Tax-Qualified Employee Plan.

          OTS: The Office of Thrift Supervision, and any successor thereto.

          PARENT: A company that controls another company, either directly or indirectly through one or more subsidiaries.

          PERSON: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

          PLAN: This Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance Plan.

          PURCHASE PRICE: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

          QUALIFYING DEPOSIT: The aggregate balance of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

          REGULATIONS: The regulations of the OTS regarding mutual holding companies.

          REORGANIZATION: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Bank in stock form pursuant to this Plan.

          RESIDENCE: The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any Person who occupied a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

          SEC:  The Securities and Exchange Commission.

          SPECIAL MEETING: The Special Meeting of Members called for the purpose of voting on the Plan.

          STOCK BANK: The federally chartered stock savings bank that will succeed to the Bank upon completion of the Reorganization.

          STOCK OFFERING: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering.

          SUBSCRIPTION OFFERING: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 11 of this Plan.

          SUBSIDIARY: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

          SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Officer or director of the Bank, or an Associate of an Officer or director of the Bank.

          SUPPLEMENTAL ELIGIBILITY RECORD DATE: The last day of the calendar quarter preceding approval of the Plan by the OTS.

          SYNDICATED COMMUNITY OFFERING: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

          TAX-QUALIFIED EMPLOYEE PLAN: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term Non-Tax-Qualified Employee Plan means any defined benefit plan or defined contribution plan which is not so qualified.

          VOTING MEMBERS: Those Members of the Bank as of the Voting Record
Date.

          VOTING RECORD DATE: The date established by the Bank for determining which Members are entitled to vote on the Plan.

          VOTING STOCK:

          (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

               (i) To vote for or to select directors of the Bank or the Holding Company; and

               (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding
                    Company.

          (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

               (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

               (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

              (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

          (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.        THE REORGANIZATION

          A. ORGANIZATION OF THE HOLDING COMPANIES AND THE BANK

          As part of the Reorganization the Bank will convert to a federal stock savings bank, and will establish the Holding Company and the MHC as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations.

          As part of the Reorganization: (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two"); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) the Bank will exchange its charter for a federal stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.

          Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the OTS regulations) of the Bank shall be become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the OTS regulations governing capital distributions.

B.        EFFECT ON DEPOSIT ACCOUNTS AND BORROWINGS

          Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

          C.   THE BANK

          Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law. A copy of the proposed Charter and Bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the
MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

          The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below.

       D.   THE HOLDING COMPANY

       The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing Board of Directors of the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company's directors annually. A copy of the proposed Charter and Bylaws of the Holding Company is attached as Exhibit B and are made part of this Plan.

       The Holding Company will have the power to issue shares of Capital
Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering.

       E.   THE MUTUAL HOLDING COMPANY

       As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the Charter of the MHC. Persons who have membership rights with respect to the Bank under its existing Charter immediately prior to the Reorganization shall continue to have such rights solely with respect to the MHC after the Reorganization so long as such persons remain depositors or borrowers, as the case may be, of the Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC's Charter and Bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC shall be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

       The initial members of the Board of Directors of the MHC will be the existing Board of Directors of the Bank. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Members of the Bank and all persons who become depositors of the Bank after the Reorganization.

       4. CONDITIONS TO IMPLEMENTATION OF THE REORGANIZATION

       Consummation of the Reorganization is expressly conditioned upon the following:

       A. Approval of the Plan by a majority of the Board of Directors of the Bank.

       B. The filing of a Reorganization Notice, including the Plan, with the OTS and either:

          (i) The OTS has given written notice of its intent not to disapprove the Reorganization; or

          (ii) Sixty days have passed since the OTS received the Reorganization Notice and deemed it sufficient under ' 516.2(c) of the OTS regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

       C. The filing of a holding company application with and approval by the OTS pursuant to the HOLA for the Holding Company and MHC to become savings and loan holding companies by owning or acquiring 100% of the common stock of the Stock Bank and the Holding Company, respectively, to be issued in connection with the Reorganization.

       D. Submission of the Plan to the Voting Members for approval pursuant to a Proxy Statement and form of proxy cleared in advance by the OTS, and such Plan is approved by a majority of the total votes of the Voting Members eligible to be cast at a meeting held at the call of the directors in accordance with the procedures prescribed by the Bank's Charter and Bylaws.

       E. All necessary approvals have been obtained from the OTS in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock charter, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed by the OTS in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied.

5.      SPECIAL MEETING OF MEMBERS

        Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the Bank's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to all Voting Members. The proxy solicitation materials shall include a proxy statement, and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to Voting Members upon request. Pursuant to the Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Voting Members is required for approval of the Plan. Voting may be in person or by proxy. The OTS shall be notified promptly of the actions of the Voting Members.

6.      RIGHTS OF MEMBERS OF THE MHC

        Following the Reorganization, all persons who had membership rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the MHC. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank after the Reorganization shall have any membership or rights with respect to the MHC. Borrowers of the Stock Bank who were borrower members of the Bank at the time of Reorganization will have the same membership rights in the MHC as they had in the Bank immediately prior to the Reorganization for so long as their pre-Reorganization borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

7.        CONVERSION OF MHC TO STOCK FORM

          Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur.

          In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company, with the Stock Bank or the Holding Company as the resulting entity, and the members of the MHC would receive the right to subscribe for a number of shares of common stock of the Holding Company, as determined by the formula set forth in the following paragraphs. The additional shares of Common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

          Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the "Minority Ownership Interest"), subject only to the following adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the MHC; and (ii) the market value of assets of the MHC (other than common stock of the Holding Company).

          The adjustment referred to in clause (i) of the preceding paragraph above would require that the Minority Ownership Interest (expressed as a percentage) be adjusted by multiplying the Minority Ownership Interest by the following fraction:

     (Holding Company stockholders' equity immediately prior to Conversion
     ---------------------------------------------------------------------
         Transaction) - (aggregate amount of dividends waived by MHC)
         ------------------------------------------------------------
Holding Company stockholders' equity immediately prior to Conversion Transaction

          The Minority Ownership Interest (expressed as a percentage) shall also be adjusted to reflect any assets of the MHC (other than Common Stock of the Holding Company) by multiplying it by the following fraction:

 (pro forma market value of Holding Company) - (market value of assets of MHC
 ----------------------------------------------------------------------------
                   other than Holding Company common stock)
                   ----------------------------------------
                   pro forma market value of Holding Company

          At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

          A Conversion Transaction would require the approval of applicable federal regulators, and would be presented to a vote of the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

8.        TIMING OF THE REORGANIZATION AND SALE OF CAPITAL STOCK

          The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals referred to in Section 4 of the Plan. Subject to the approval of the OTS, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation of Members. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting. The Bank's proxy solicitation materials may permit certain Members to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with the securities offering regulations of the SEC. The Bank will not finance or loan funds to any person to purchase Common Stock.

9.        NUMBER OF SHARES TO BE OFFERED

          The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

10.       INDEPENDENT VALUATION AND PURCHASE PRICE OF SHARES

          All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share, which shall be the Purchase Price. The Purchase Price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

          Prior to the commencement of the Stock Offering, an estimated valuation range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS regulations. The Holding Company intends to sell up to 49.9% of its common in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Bank and the Holding Company.

          Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of the Holding

Company Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares of Common Stock that will be offered for sale in the Stock Offering. In the event the percentage of shares offered for sale is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the Purchase Price, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering as determined by the Independent Appraiser.

          Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

          The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

          The aggregate amount of outstanding Common Stock that may be owned or controlled by persons other than the MHC parent at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

          If there is a Community Offering and/or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be equal to the Purchase Price at which the Common Stock is sold to persons in the Subscription Offering.


11.  METHOD OF OFFERING SHARES AND RIGHTS TO PURCHASE STOCK

          In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; (4) Other Members; and (5) directors, officers and employees of the Bank. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in a Community Offering or a Syndicated Community Offering. The minimum purchase by any Person shall be 25 shares. The Holding Company may use its discretion in determining whether prospective purchasers are "residents," "associates," or "acting in concert" as defined in the Plan, and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

          In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS. The priorities for the purchase of shares in the Stock Offering are as follows:

          A.   SUBSCRIPTION OFFERING

          PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall be given the opportunity to purchase up to the greater of $200,000 of Common Stock offered in the Stock Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Supplemental Eligibility Record Date; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to .1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitation set forth in Section 12. Subscription rights to purchase Common Stock received by Officers and Directors and their Associates based on their increased deposits in the Bank in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of subscription rights by Eligible Account Holders in their capacity as such. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

          PRIORITY 2: TAX-QUALIFIED EMPLOYEE PLANS. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans and set forth in Section 12, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. In the event that the number of shares offered is increased as a result of an increase in the Independent Valuation, the ESOP will have a priority right to fill its subscription in whole or in part prior to all other subscriptions.

          PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to the greater of $200,000 of Common Stock offered in the Stock Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering subject to the overall purchase limitations set forth in Section 12. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, and the Tax-Qualified Employee Plans, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

          PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall have the opportunity to purchase up to $200,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to .1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in
Section 12. In the event Other Members subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Members will be allocated among subscribing Other Members on a pro rata basis based on the size of such Other Members' orders.

          PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members, employees, officers and directors of the Bank shall have the opportunity to purchase up to $200,000 of the Common Stock offered in the Stock Offering; provided that the Bank may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to .1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in
Section 12. In the event that directors, officers and employees subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members is in excess of the total shares offered in the Stock Offering, the subscriptions of such Persons will be allocated among directors, officers and employees on a pro rata basis based on the size of each Person's orders.

          B. COMMUNITY OFFERING

          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties in which the Bank maintains its offices. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include a syndicated community offering managed by such investment banking firm or firms. The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $400,000 of Common Stock offered in the Community Offering. Further, the Bank may limit total subscriptions under this Section 11(B) so as to assure that the number of shares available for the Syndicated Community Offering may be up to a specified percentage of the number of shares of Common Stock. Any order received from natural persons residing in the Bank's community will be given preference in any Community Offering that is conducted currently with the Subscription Offering. If a Community Offering is conducted, or continues, following the conclusion of the Subscription Offering in order to sell the minimum number of shares required to complete the Offering, the Bank may reserve shares offered in such additional or continuing Community Offering for sales to institutional investors.

          In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover any reservation of shares for a Syndicated Community Offering or institutional orders, next to cover orders of natural persons residing in the counties in which the Bank maintains its offices, then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

          The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 11(B).

          C.   SYNDICATED COMMUNITY OFFERING

          Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all order in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein.


          If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected or is inadvisable and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

12.  ADDITIONAL LIMITATIONS ON PURCHASES OF COMMON STOCK

      Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

      A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

      A. No Person, together with Associates thereof, or group of persons acting in concert, may purchase more than $400,000 of Common Stock offered in the Stock Offering to persons other than the MHC, except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares sold in the Stock Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Stock Offering; and (iii) for purposes of this subsection 12(B) shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

      C. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock of the Holding Company held by persons other than the MHC at the close of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph D of this section, shares held by any Tax-Qualified Employee Plans of the Bank that are attributable to such persons shall not be counted.

      D. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, shall not exceed 25% of the stockholders' equity of the Holding Company other than the MHC at the close of the Stock Offering.

      E. The Boards of Directors of the Bank and the Holding Company may, in their sole discretion, increase the maximum purchase limitation set forth in paragraph 12(B) hereof to up to 9.9%, provided that orders for Common Stock in excess of 5% of the number of shares of Common Stock sold in the Stock Offering shall not in the aggregate exceed 10% of the total shares of Common Stock offered in the Stock Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If such 5% limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Holding Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Holding Company, in its sole discretion.

      F. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

      G. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

      Prior to the consummation of the Stock Offering, no person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock. Each person purchasing Common Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

      EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE
DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE BANK MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

13.   PAYMENT FOR STOCK

      All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or by such other procedure in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form, as the case may be, unless such date is extended by the Bank; provided, that if the Tax Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to Employee Plans provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

      Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook or certificate account at the Bank in an amount equal to the aggregate Purchase Price of such shares. Such authorized withdrawal, whether from a savings or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser during the Stock
Offering. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate established by the Bank on payment for Common Stock received by check or money order. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering.
If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

14.   MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

      As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective by the OTS and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, the Employee Plans and employees, officers and directors at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those persons entitled to purchase in the Community Offering.

      Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

      A. A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

      B. The Purchase Price for shares of Common Stock to be sold in the Subscription and Community Offerings;

      C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

      D. Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

      E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

      F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with check or money order in the full amount of the Purchase Price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

      G. A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

      Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

15.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

      In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

16.   COMPLETION OF THE STOCK OFFERING

      The Stock Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

17.   MARKET FOR COMMON STOCK

      If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

      (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and

     (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

18.   STOCK PURCHASES BY MANAGEMENT PERSONS AFTER THE OFFERING

      For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the

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Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

      A. Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

      B. Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such stock is attributable to Management Persons or their Associates.

19.   RESALES OF STOCK BY MANAGEMENT PERSONS

      Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

20.   STOCK CERTIFICATES

      Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 19 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

21.   RESTRICTION ON FINANCING STOCK PURCHASES

      The Holding Company will not offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Holding Company, the Bank or any of their Affiliates.

22.   STOCK BENEFIT PLANS

      The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for its employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering on a priority basis as set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. The Stock Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Stock Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Holding Company of (i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Stock Offering (and in an amount equal to up to 5% of the Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion

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of the Stock Offering), (ii) options to purchase a number of shares of the
Holding Company's Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 8% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans award Common Stock sooner than one year after the completion of the Stock Offering, and up to 10% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Holding Company's Common Stock, or shares of Common Stock purchased by the Holding Company or such plans on the open market. Any awards of Common Stock under the Recognition Plans and the stock option plans will be subject to prior stockholder approval.

23.   POST-REORGANIZATION FILING AND MARKET MAKING

      It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

24.   PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

      The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under ' 567.2 of the OTS rules and regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock subject to ' 563b.3(g) of the OTS rules and regulations, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under 12 C.F.R. ' 567.2. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to the approval of the OTS, the MHC may waive its right to receive dividends declared by the Holding Company.

25.   REORGANIZATION AND STOCK OFFERING EXPENSES

      The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.   EMPLOYMENT AND OTHER SEVERANCE AGREEMENTS

      Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Holding Company also may enter into severance arrangements with one or more

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

executive officers which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS.

27.   INTERPRETATION

      All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

28.   AMENDMENT OR TERMINATION OF THE PLAN

      If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan and proxy materials to the Members. At any time AFTER submission of the Plan and proxy materials to the Members, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 8 through 20, may be amended by a majority vote of the Bank's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Members.

          The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Members of the Bank approve the Plan, and may not be extended by the Bank or the OTS.

          Dated:  April 23, 1998.

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